Exhibit 99.1

Gordmans Stores, Inc. Announces Third Quarter 2012 Results

Third Quarter Net Sales Increased 8.7%;

Third Quarter Diluted EPS of $0.21 Exceeded Revised Guidance

Omaha, Nebraska (November 28, 2012) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its third quarter (thirteen weeks) and nine month period (thirty-nine weeks) ended October 27, 2012.

Third Quarter Highlights

•	Net sales increased 8.7% to $143.1 million compared to $131.6 million in the third quarter of fiscal 2011.

•	Two new stores were opened in the Denver MSA.

•	Diluted earnings per share were $0.21, which exceeded revised guidance.

Nine Month Highlights

•	Net sales increased 10.6% to $405.2 million compared to $366.3 million for the nine months ended October 29, 2011.

•	Comparable store sales increased 1.1% over the first three quarters of fiscal 2011.

•	Gross profit margin increased 20 basis points over the same period last year to 46.0%.

•	Net income increased 4.2% to $15.6 million compared to $15.0 million in the first nine months of fiscal 2011.

“Our total sales increase of 9% for the third quarter of 2012 was attributable to nine stores that we opened throughout the first nine months of the year, expanding our store base by 12%. We entered 4 new markets: Salt Lake City and Ogden, UT; Boise, ID; and Indianapolis, IN, as well as opened additional stores in Minneapolis and Denver,” commented Jeff Gordman, President and Chief Executive Officer. “While our third quarter comparable store sales were slightly lower than last year, we were encouraged by the mid-single digit increase in our average sale for this timeframe and the growth in our women’s and children’s apparel areas. Moreover, we have a number of new initiatives in place to drive our operating performance going forward.”

Third Quarter Financial Results

Net sales for the thirteen weeks ended October 27, 2012 increased 8.7% to $143.1 million from $131.6 million for the same period last year, while comparable store sales fell by 1.4%. Gross profit increased 8.5% to $64.3 million, or 44.9% of net sales, from $59.2 million, or 45.0% of net sales, in the third quarter of fiscal 2011. Selling, general and administrative expenses were $57.8 million, or 40.4% of net sales, compared to $51.4 million, or 39.1% of net sales, in the third quarter of fiscal 2011. Net income for the third quarter of fiscal 2012 was $4.0 million, or $0.21 per diluted share (based on 19.4 million weighted average shares outstanding), compared to net income of $4.7 million, or $0.25 per diluted share (based on 19.3 million weighted average shares outstanding) in the third quarter of fiscal 2011.

Nine Month Financial Results

Net sales for the thirty-nine weeks ended October 27, 2012 increased 10.6% to $405.2 million from $366.3 million for the same period last year, and comparable store sales increased by 1.1%. Gross profit increased by 11.2% to $186.5 million, or 46.0% of net sales, from $167.7 million, or 45.8% of net sales, in the prior year. Selling, general and administrative costs were $161.1 million, or 39.8% of net sales, compared to $143.1 million, or 39.1% of net sales, in the prior year. Net income increased by 4.2% to $15.6 million, or $0.80 per diluted share (based on 19.4 million weighted average shares outstanding), compared to net income of $15.0 million, or $0.77 per diluted share (based on 19.4 million weighted average shares outstanding) in the first thirty-nine weeks of fiscal 2011.

Outlook

Total sales for the fourth quarter, a fourteen week quarter compared to the thirteen week fourth quarter of fiscal 2011, are projected to be between $213 million and $215 million, reflecting sales at comparable stores that are equal to last year. The Company projects diluted earnings per share to be in the range of $0.58 to $0.61 per share (based on 19.5 million weighted average shares outstanding), compared with $0.53 in the prior year period.

For the fiscal year ending February 2, 2013, a fifty-three week fiscal year compared to fifty-two week fiscal year 2011, the Company currently expects net sales to be between $618 million and $620 million and diluted earnings per share to be in the range of $1.39 to $1.42 (based on 19.4 million weighted average shares outstanding).

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 28, 2012 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 83 stores in 18 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in 000’s except share data)

	October 27, 2012	January 28, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,212	$35,413
Accounts receivable	2,031	1,787
Landlord receivable	7,883	9,939
Income taxes receivable	2,742	2,805
Merchandise inventories	131,151	65,335
Deferred income taxes	1,919	2,964
Prepaid expenses and other current assets	3,796	5,239

Total current assets	181,734	123,482
PROPERTY AND EQUIPMENT, net	45,411	34,507
INTANGIBLE ASSETS, net	2,013	2,078
OTHER ASSETS, net	2,743	2,546

TOTAL ASSETS	$231,901	$162,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$85,723	$36,034
Accrued expenses	25,466	26,464
Current portion of long-term debt	301	655

Total current liabilities	111,490	63,153

NONCURRENT LIABILITIES:
Long-term debt, less current portion	—	189
Deferred rent	19,738	14,914
Deferred income taxes	6,280	6,604
Other liabilities	191	30

Total noncurrent liabilities	26,209	21,737

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	52,216	51,327
Retained earnings	41,967	26,377

Total stockholders’ equity	94,202	77,723

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$231,901	$162,613

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in 000’s except share data)

	13 Weeks Ended October 27, 2012 (Unaudited)	13 Weeks Ended October 29, 2011 (Unaudited)	39 Weeks Ended October 27, 2012 (Unaudited)	39 Weeks Ended October 29, 2011 (Unaudited)
Net sales	$143,072	$131,629	$405,232	$366,328
License fees from leased departments	1,917	1,800	5,474	4,878
Cost of sales	(80,716)	(74,196)	(224,249)	(203,540)

Gross profit	64,273	59,233	186,457	167,666
Selling, general and administrative expenses	(57,763)	(51,425)	(161,147)	(143,072)

Income from operations	6,510	7,808	25,310	24,594
Interest expense	(118)	(148)	(366)	(455)

Income before taxes	6,392	7,660	24,944	24,139
Income tax expense	(2,397)	(2,911)	(9,354)	(9,173)

Net income	$3,995	$4,749	$15,590	$14,966

Basic earnings per share	$0.21	$0.25	$0.81	$0.78
Diluted earnings per share	$0.21	$0.25	$0.80	$0.77

Basic weighted average shares outstanding	19,188,340	19,070,949	19,139,880	19,109,361
Diluted weighted average shares outstanding	19,437,988	19,328,278	19,387,080	19,392,178

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200